Exhibit 99.1

Press Release August 21, 2012
7575 W. Jefferson Blvd. Fort Wayne, IN 46804

Steel Dynamics Appoints James Trethewey and Traci Dolan to Board of Directors

FORT WAYNE, Ind., August 21, 2012 — Steel Dynamics, Inc. (NASDAQ-GS: STLD), today announced that on August 16, 2012, its board of directors, upon the recommendation of its Corporate Governance and Nominating Committee, appointed James A. Trethewey and Traci Dolan to the company’s board of directors.  Mr. Trethewey’s appointment fills a vacancy created at the end of December 2011, with the passing of former Lead Director Joseph D. Ruffolo.  The appointment of Ms. Dolan fills a vacancy created by the health-related resignation on August 16, 2012 of long-time director, Richard J. Freeland.  Both appointments are for the balance of a one year term, expiring at the company’s annual shareholders meeting in May 2013.  The appointments bring the total number of directors back to eleven members.

James A. Trethewey

Jim Trethewey, 68, comes to the Steel Dynamics board following a forty year career in the iron ore and coal mining industry, thirty-five of which he spent with Cliffs Natural Resources.  Mr. Trethewey’s responsibilities at Cliffs encompassed both domestic and international business affairs, most recently as Senior Vice President of Business Development, where he was involved in the conversion of the company from its former principal identity as a domestic iron ore mine management company to an international merchant company focused on iron metallic and steel-related products such as metallurgical coal.

Earlier, as Cliffs’ Vice President, Administration from 1997 to 2000, Mr. Trethewey was responsible for information technology, purchasing, safety, environmental affairs and energy management, and before that he served as Cliffs’ Vice President Controller and Principal Accounting Officer.

Mr. Trethewey is currently a partner and Chief Executive Officer of DJD Investments, Cleveland, Ohio, a real estate management company.  He holds a Bachelor of Science Degree from Michigan Technological University (1967) and a Master’s Degree in Business Administration from Wallace College (1981).  Mr. Trethewey serves as a board member of the Journey of Hope (cancer treatment services) and Friends Helping Friends, and is a member of Michigan Technological University’s Board of Trustees and a member of its National Advisory Board to the School of Business and Economics.  He is a resident of Rotonda West, Florida.

It is expected that Mr. Trethewey will serve as an independent director member of the company’s Audit Committee and its Corporate Governance and Nominating Committee.

Traci Dolan

Traci Dolan, 54, is currently, and since 2004, Chief Administrative Officer and Corporate Secretary of ExactTarget, Inc. (NYSE: ET), a publicly owned global cross-channel interactive marketing software-as-a-service company, with some 1,100 employees spanning four continents.  In her current role, she is responsible for human resources, executive compensation, legal affairs, facilities, risk management, shareholder relations, and was principally involved in the company’s recently completed IPO process.  Through June 2011, she was also responsible for all aspects of ExactTarget’s financial and strategic planning, accounting, tax and treasury functions.

Prior to joining ExactTarget, Ms. Dolan served as Chief Financial Officer and Vice President of Finance and Administration, Secretary and Treasurer of Made2Manage Systems, Inc., an enterprise resource planning (ERP) software company, which she joined in March 2000.  In 2003, she led the effort to take Made2Manage, then a publicly-owned (NASDAQ) company, private, a process that was successfully completed in August 2003.  While at Made2Manage, Ms. Dolan led the company’s financial and administrative functions, including accounting, internal and external reporting, budgeting, forecasting, treasury, tax and risk management functions.  From 1995 to 2000, Ms. Dolan was Vice President of Finance and Operations, and before that, Controller and Vice President of Finance, for Macmillan Publishing USA, the world’s largest reference publisher.

Ms. Dolan, a resident of Carmel, Indiana, currently serves on the board of Central Indiana Community Foundation and the Indianapolis Convention and Visitors Association and is a member of the Board of Visitors of the Kelly School of Business (Indiana University Indianapolis Campus).  She holds a Bachelor of Science Degree in Business Administration from Indiana University (1981).

It is expected that Traci Dolan will serve as an independent director member of the company’s Audit Committee and its Compensation Committee.

Contact:  Theresa E. Wagler, Executive Vice President and Chief Financial Officer—+1.260.969.3500